Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3/A (Amendment No. 1) (the "Registration Statement") of Uranium Energy Corp., dated August 7, 2009, of our report dated February 26, 2007, with respect to the financial statements of Uranium Energy Corp. as at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the period from May 16, 2003 (inception) to December 31, 2006, included in the Annual Report on Form 10-K of Uranium Energy Corp. for the period ended July 31, 2008, as filed with the Securities and Exchange Commission on October 22, 2008.

We also consent to the reference to our name under the caption "Interests of Named Experts and Counsel" in the Prospectus, which is part of the Registration Statement.

Vancouver, Canada August 7, 2009	"DMCL" Dale Matheson Carr-Hilton LaBonte LLP Chartered Accountants